EXHIBIT 10.11

PARLUX FRAGRANCES, INC.
SEVERANCE POLICY
December 21, 2011

ELIGIBILITY

Parlux Fragrances, Inc. (the “Company”) will provide severance benefits to eligible employees under this severance policy (the “Plan”).  An employee will be eligible at his or her Separation Date for the benefits described below provided that the following criteria are satisfied:

1.	He or she is a non-exempt or exempt employee or management of the Company (including holding the title of Director or Vice President) as of a Change in Control of the Company.

2.
He or she is an employee on the last day of service, as designated by the Company (“Separation Date”) and such Separation Date qualifies as a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (collectively, “Section 409A”).

3.
His or her active employment is involuntarily terminated by the Company for reasons other than Cause on or before the 1-year anniversary of a Change in Control (“Covered Termination”).  An employee who leaves the employ of the Company for any reason (including, without limitation, retirement, death or disability) other than Good Reason before the Separation Date is considered to have voluntarily terminated and is not eligible to receive any benefit under this Plan.

4.
For purposes of this Plan: “Cause” means any act of fraud or intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any its subsidiaries, or willful misconduct or gross negligence.  “Good Reason” means (i) a material reduction of the employee’s overall cash compensation without such employee’s consent (excluding incentive compensation), (ii) a material reduction in the employee’s title, position or scope of responsibility, or (iii) a relocation of more than 50 miles from employee’s work location as of the date of the Change in Control without such employee’s consent; provided that Good Reason shall only be established after the employee provides the Company with a specific written notice of the fact of what the employee alleges constitutes Good Reason and a 30-day opportunity for the Company to cure.  “Change in Control” means a sale of a majority of the outstanding shares of stock of the Company or a sale of all or substantially all of the assets of the Company to one or more third parties in a single or series of related transactions over 12 months.  “Base pay” is regular weekly base salary or hourly rate times employee’s regularly scheduled hours per week, in effect as the date of a Change in Control and excludes shift differential, overtime, incentive pay, bonus or commissions, in effect at the time of termination of employment.

An employee is not eligible at his or her Separation Date for the benefits described below if:

1.
He or she is covered by any agreement, contract, plan or other arrangement with the Company that provides for payments in the nature of severance or separation pay upon termination of employment, other than the acceleration of any equity awards outstanding.

2.	He or she is classified as a contract, temporary or seasonal employee.

3.	He or she terminates his or her employment (including, without limitation, for retirement, death, or disability) without Good Reason prior to his or her Separation Date.

4.
He or she refuses to execute, in a form that is reasonably satisfactory to the Company, such documents as the Company may require, including an effective general release of all claims against the Company (the “Release of Claims”).

SEVERANCE BENEFIT

An eligible employee will receive a cash severance benefit, payable as salary continuation, equal to one week of base pay for each full year of continuous service with the Company prior to the employee’s Separation Date (which continuous service shall include jury duty, active military service and Company-approved leaves of absence or periods during which the employee was on short-term disability leave) (the “Severance Benefit”).  Partial years of service will be prorated with each full month of service counted as one-twelfth of a year.

The number of weeks on which an eligible employee’s Severance Benefit is based are referred to as his or her “Severance Period.”  The Severance Benefit shall be paid to an eligible employee; provided that the employee has incurred a Separation from Service.

Severance Benefits shall be paid in consecutive installments by check in accordance with the Company’s regular payroll practices, commencing within 60 days after the Separation Date; provided that the employee has executed and submitted a Release of Claims and the 7-day statutory period during which the Employee can revoke the Release of Claims has expired before such 60-day period and provided further that if such 60-day period begins in one calendar year and ends in another calendar year, payment shall always be made or commence in the second calendar year and provided further that if the employee is a “specified employee” within the meaning of Section 409A, no payment shall be made hereunder prior to the first business day that is 6 months and 1 day after the Separation Date (provided that the “specified employee” 6-month and 1 day delay under this provision shall be effective only to the extent that payment would constitute “nonqualified deferred compensation” under Section 409A) with the delayed payments made in a lump sum on the first business day that is 6 months and 1 day after the Separation Date and the payments then continuing through the end of the Severance Period.  Notwithstanding any other provision of this Plan, payment must be made no later than the last day of the second taxable year that follows the employee’s Separation Date.

The cash severance benefit component will continue even if the employee obtains a job outside of the Company during his or her Severance Period.

PTO PAYOUT

Eligible employees shall be entitled to a lump sum payment of all accrued paid time off (“PTO”) as of his or her Separation Date.

GROUP HEALTH BENEFITS

Employees who are participants in a Company-sponsored health benefits plan at the time of notice of termination may continue such participation on the following basis:

●
If he or she properly and timely elects to continue to participate in a Company-sponsored group health benefits plan, in accordance with the requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (collectively, “COBRA”); and pays 25% of the premiums, the Company shall pay the remaining 75% of the premiums for the Severance Period; provided, however, that in the event such group health benefits would result in adverse tax consequences to an employee or trigger the imposition of a penalty on the Company under applicable law, as determined in good faith by the Company, then the employee shall pay the full cost of the amount for such coverage on an after-tax basis and, if permitted under applicable law, as determined by the Company, the Company shall reimburse the employee for 75% of employee payments on an after-tax monthly basis.

●
After the expiration of the Severance Period, the employees may elect to continue to participate in the Company-sponsored group health benefits plan, by paying the full cost of the group plan premium (both employee- and employer-paid portion) plus a 2% administration fee for a period not to exceed the maximum COBRA continuation period measured from the employee’s Separation Date.

AMENDMENT AND TERMINATION

This Plan may be amended or terminated by the Company at any time, provided that for one (1) year after a Change in Control, this severance policy shall not be terminated and shall not be amended to reduce any benefits or make any condition more restrictive as it applies to any eligible employee.

FUNDING

The Plan shall be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any severance benefit.  No eligible employee or other person shall have any interest in any particular assets of the Company by reason of the right to receive severance benefits and any such eligible employee or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

GOVERNING LAW

To the extent not preempted by federal law, the terms of this severance policy shall be governed by and construed and enforced in accordance with the laws of the State of Florida including all matters of construction, validity and performance, but without giving effect to provisions regarding conflict of laws.

INTEGRATION WITH OTHER PAY OR BENEFITS

Subject to Section 409A, the pay and benefits provided for in the Plan are the maximum benefits that the Company will pay, subject to the following provisions.  To the extent that any federal, state or local law requires the Company to make a payment (e.g. payment in lieu of notice) of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the Company shall have the right, subject to Section 409A, to reduce the benefits otherwise provided under this Plan by an amount equivalent to any money the employee receives pursuant to, or in satisfaction of, the aforementioned laws.

Subject to Section 409A, if any federal, state or local law, including without limitation, worker’s compensation laws (and excluding applicable state or federal laws regarding jury duty or active military service) or any company policy, benefit or practice, including, without limitation, disability benefits or vacation pay (excluding vacation accrued but unused prior to a Covered Termination) either provides or requires the Company to provide an employee with income in place of the employee’s salary or vacation pay accruing after the employee’s Separation Date, then the number of weeks of the Severance Benefits to which that employee would have been entitled under the Plan shall be reduced by the number of weeks of such replacement pay or such post-Separation Date vacation pay received by that employee.

ADMINISTRATION

This Plan shall be interpreted and administered by the Company’s compensation committee (“Compensation Committee”), which shall have the complete authority, in its sole discretion, subject to the express provisions of this agreement, to interpret this agreement, adopt any rules and regulations for carrying out this agreement as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of this agreement.  All interpretations and decisions by the Compensation Committee shall be final, conclusive and binding on the employee and the Company.  Notwithstanding the foregoing, the Compensation Committee shall have the right to delegate to any individual member of the Compensation Committee or to any executive of the Company any of the Compensation Committee’s authority under this agreement.  The Compensation Committee or the member of the Compensation Committee or the executive of the Company delegated any authority under this agreement shall be referred to in this agreement as the “Plan Administrator.”  The address and telephone number of the Plan Administrator is:

Parlux Fragrances, Inc.
Compensation Committee
5900 N. Andrews Avenue
Suite 500
Fort Lauderdale, FL 33309

CLAIMS AND APPEALS PROCEDURE

The following claim review and claim appeal procedures apply to all claims of any nature related to this agreement.  For purposes of this agreement, the “Claims Administrator” is the Company’s highest-ranking human resources officer, except when, in his or her discretion, the Claims Administrator delegates his or her responsibilities to a committee comprised of three individuals named by him or her, who shall act as Claims Administrator.

1.	Initial Claim

To the extent that an employee believes that he or she is entitled to a benefit under the Plan that the employee has not received, the employee may file a claim for benefits under this Plan, as provided in this Claims and Appeals Procedure section of this Plan.

A.           Procedure for Filing a Claim.

An employee must submit a claim in writing on the appropriate claim form (or in such other manner acceptable to the Claims Administrator), along with any supporting comments, documents, records and other information, to the Claims Administrator.

If an employee fails to properly file a claim for a benefit under this Plan, the employee shall be considered not to have exhausted all administrative remedies under this Plan, and shall not be able to bring any legal action for the benefit.  Claims and appeals of denied claims may be pursued by the employee, or if approved by the Claims Administrator, by the employee’s authorized representative.

B.           Initial Claim Review.

The Claims Administrator shall conduct the initial claim review.  The Claims Administrator shall consider the applicable terms and provisions of this Plan, and any information and evidence presented by the employee and any other relevant information.

C.	Initial Benefit Determination

(a)           Timing of Notification on Initial Claim

The Claims Administrator shall notify the employee about the employee’s claim within a reasonable period of time, but, in any event, within 90 days after the Claims Administrator receives the employee’s claim, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim.  If the Claims Administrator determines that an extension is needed, the employee shall be notified before the end of the initial 90-day period.  The notification shall say what special circumstances require an extension of time.  The employee will be informed of the date by which the Claims Administrator expects to render the determination, which in any event, shall be within 90 days from the end of the initial 90-day period.

If such an extension is necessary because the employee did not submit the information necessary to decide the claim, the time period in which the Claims Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the employee until the employee responds to the request for additional information.  If the employee fails to provide the necessary information in a reasonable period of time, the Claims Administrator may, in its discretion, decide the employee’s claim based on the information already provided by the employee.

(b)           Manner and Content of Notification of Denied Claim.

In the event the Claims Administrator denies the employee’s claim for benefits, the Claims Administrator shall provide the employee with written or electronic notice of any denial.  The notification shall include:

(i)	The specific reason or reasons for the denial;

(ii)	Reference to the specific provision(s) of this Plan on which the determination is based.

(iii)	A description of any additional material or information necessary for the employee to revise the claim and an explanation of why such material or information is necessary; and

(iv)	A description of this agreement’s review procedures and the time limits applicable to such procedures.

D.	Claims Processing.

In the event the Claims Administrator approves the employee’s claim for benefits, the Claims Administrator shall provide the Release of Claims that the employee must sign pursuant to this Plan, and shall coordinate with the applicable Company payroll, benefits, and counsel as necessary to implement the severance benefit terms of this agreement.

2.	Review of Initial Claim Denial

A.           Procedure for Filing an Appeal of a Denial.

Any appeal of a denial of the employee’s claim must be delivered to the Plan Administrator within 60 days after the employee receives notice of denial from the Claims Administrator.  Failure to appeal within the 60-day period shall be considered a failure to exhaust all administrative remedies under this agreement and shall make the employee unable to bring a legal action to recover a benefit under this agreement.  The employee appeal must be in writing, using the appropriate form provided by the Plan Administrator (or in such other manner acceptable to the Plan Administrator).  The request for an appeal must be filed with the Plan Administrator in person or by certified mail (in either case, evidenced by written receipt or by first-class postage-paid mail and return receipt requested) to the Plan Administrator.

B.           Review Procedures for Denials.

The Plan Administrator shall provide a review that takes into account all comments, documents, records and other information submitted by the employee without regard to whether such information was submitted or considered in the initial benefit determination.  The employee shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all relevant documents.

C.           Timing of Notification of Benefit Determination on Review.

The Plan Administrator shall notify the employee of the Plan Administrator’s decision within a reasonable period of time, but in any event within 60 days after the Plan Administrator receives the employee’s request for review, unless the Plan Administrator determines that special circumstances require more time for processing the review of the adverse benefit determination.

If the Plan Administrator determines that an extension is required, the Plan Administrator shall inform the employee in writing before the end of the initial 60-day period.  The Plan Administrator shall inform the employee the special circumstances that require an extension of time, and the date by which the Plan Administrator expects to render the determination on review, which in any event shall be within 60 days from the end of the initial 60-day period.

If such an extension is necessary because the employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the employee until the employee responds to the request for additional information.  If the employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the employee’s claim based on the information already provided.

D.           Manner and Content of Notification of Benefit Determination on Review.

The Plan Administrator shall provide a notice of this Plan’s benefit determination on review.  If the employee’s appeal is denied, the notification shall include:

(a)           The specific reason or reasons for the denial;

(b)           Reference to the specific provision(s) of this Plan on which the determination is based;

(c)           A statement that the employee is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents; and

(d)           A statement that the employee is entitled to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974.

The employee must pursue all claims and appeals procedures described in the Plan document before the employee seeks any other legal recourse with respect to Plan benefits.  In addition, any lawsuit must be filed within six months from the date of the employee’s denied appeal, or two years from the employee’s termination date, whichever occurs first.

If the employee’s appeal is approved, the Plan Administrator shall forward the approval of claim to the Claims Administrator for processing in accordance with 1.D. above.

3.	Legal Action

The employee cannot bring any action to recover any benefit under this Plan if the employee does not file a valid claim for a benefit and seek timely review of a denial of that claim.

ERISA

This Plan establishes an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

PLAN IDENTIFYING INFORMATION

The Plan is a welfare benefit plan that provides severance benefits.  The Plan year is the calendar year.  The ERISA plan number is ______.

SERVICE OF PROCESS, LIMITATION PERIOD

Legal service of process can be made upon the Secretary of the Corporation by directing service to that officer c/o Parlux Fragrances, Inc., 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, FL 33309.  The employee must pursue all claims procedures described in this document before the employee seeks any other legal recourse with respect to Plan benefits.  In addition, any lawsuit must be filed within 6 months from the date of the employee’s denied appeal, or two years from the employee’s Separation Date, whichever occurs first.

NO CONTRACT OF EMPLOYMENT

Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company.

STATEMENT OF ERISA RIGHTS

As a participant in this Plan, the employee is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to: (1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, Plan documents, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, and (2) obtain copies of the combined Plan document and summary plan description, and the latest annual report (Form 5500) series upon written request to the Plan Administrator.  There may be a reasonable charge for such copies.

This Plan also constitutes the official “Plan” document governing benefits; therefore, there are no other Plan documents that govern the employee’s benefits.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operations of employee benefit plans.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of employees and other Plan participants.  No one, including the employer or any person, may fire a Plan participant or otherwise discriminate against a Plan participant in any way to prevent a Plan participant from obtaining a Plan benefit or exercising his or her rights under ERISA.  If an employee’s claim for a Plan benefit is denied or ignored, in whole or in part, the employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps the employee can take to enforce the above rights.  For instance, if the employee requests a copy of the Plan document or the latest annual report from the Plan and does not receive them within 30 days, the employee may file suit in a federal court.  In such a case, the court may require the Plan administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator.  If the employee has a claim for benefits which is denied after final review, or is ignored in whole or in part, the employee may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if the employee is discriminated against for asserting his or her rights the employee may seek assistance from the U.S. Department of Labor or he or she may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the employee is successful, the court may order the person the employee has sued to pay these costs and fees.  If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.

If the employee has any questions about the Plan, the employee should contact the Plan administrator.  If the employee has questions about this statement, or about the employee’s rights under ERISA, or if the employee needs assistance in obtaining documents from the Plan administrator, the employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the employee’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.  The employee may also obtain certain publications about the employee’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.